An Annual Meeting of Shareholders was held on June 14, 2016. Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

					   For	        Withheld
Oleg M. Pohotsky, M.B.A., J.D.		24,076,220      462,278
William S. Reardon, CPA			24,142,305	396,193

Oleg M. Pohotsky, M.B.A., J.D. and William S. Reardon, CPA were elected to serve until the 2019 Annual Meeting.

Trustees serving until the 2017 Annual Meeting are Rakesh K. Jain, Ph.D., Daniel R. Omstead, Ph.D. and Lucinda
H. Stebbins, CPA.

Trustees serving until the 2018 Annual Meeting are Michael W. Bonney and Uwe E. Reinhardt, Ph. D.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2016 by the following votes:


                For          Against/Withhold        Abstain
           24,290,446		   132,987           115,065